Exhibit 8.1

List of Significant Subsidiaries of SCHMID Group N.V. as of December 31, 2024

Subsidiary Name	Jurisdiction of Incorporation
Gebr. Schmid GmbH	Germany
SCHMID Systems, Inc.	USA
SCHMID Singapore Pte. Ltd.	Singapore
SCHMID Korea Co., Ltd	South Korea
SCHMID Asia Ltd.	Hong Kong
SCHMID Technology Guangdong Co., Ltd.	China
SCHMID China Ltd.	Hong Kong
SCHMID Shenzhen Ltd.	China
SCHMID (Kunshan) Co., Ltd.	China
SCHMID Taiwan Ltd.	Taiwan
SCHMID Automation (Zhuhai) Co., Ltd.	China
SCHMID Solar (Shenzhen) Ltd.	China
SCHMID Trading (Zhongshan) Co., Ltd.	China
SCHMID Asia Pacific Sdn. Bhd.	Malaysia
SCHMID Energy Systems GmbH	Germany
Pegasus Digital Mobility Corp.	Cayman Islands
Pegasus MergerSub Corp.	Cayman Islands